QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.20

AGREEMENT

    This Agreement ("Agreement") is entered into effective as of December 15, 2000 (the "Effective Date") by and between Preview Systems, Inc., with an office at 1195 W. Fremont Ave., Suite 2001, Sunnyvale, CA 94087 ("PSI") and Sony Marketing (Japan), Inc., with an office at 4-10-18 Tanakawa, Minato-ku, Tokyo, 108-0074, Japan ("SMOJ").

Background.

1.
SMOJ and PSI have previously entered into a License Agreement effective as of September 29, 1998 ("Original License Agreement"), which was subsequently amended by an Amendment No. 1 to License Agreement effective as of June 29, 2000 (the "Amendment").

2.
SMOJ has been engaged in promoting and developing the market for the Localized Software pursuant to the exclusive license rights granted to SMOJ under the License Agreement (as defined in Section 1.2 below).

3.
To assist in developing the market for the Localized Software in Japan, PSI has committed to paying SMOJ certain market development funds pursuant to a letter agreement regarding Market Development Funding dated June 30, 2000 (the "MDF Agreement").

4.
The parties have discussed their relationship and have mutually determined that the relationship set forth in the License Agreement should be terminated.

Agreement.

    In consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.
Definitions.

1.1
All terms with initial capitals which are not defined in this Agreement shall have the meaning set forth in the License Agreement.

1.2
"License Agreement" shall mean the Original License Agreement, as amended by the Amendment.

1.3
"FY2000" means April 1, 2000 to March 31, 2001.

1.4
"FY2001" means April 1, 2001 to March 31, 2002.

1.5
"ZipLock DDM System" means PSI's proprietary "ZipLock DDM System" for the distribution of music.

1.6
"Qualifying Customer" means Symantec Japan and any entity receiving a license from SMOJ to the Localized Software which is in effect as of March 31, 2001.

1.7
"Annual License Fee" means any annual license fee (excluding fees for maintenance and support, consulting services or other services performed by PSI) received by PSI or PSI's Japanese subsidiary during FY2001 in connection with licensing a Qualifying Customer to use the ZipLock ESD System or the ZipLock DDM System in Japan.

1.8
"Prorated Annual License Fee" means an Annual License Fee multiplied by a percentage equal to the percentage of the corresponding annual period which falls within FY2001 (e.g. if the corresponding annual period commences on October 1, 2001, so that 6 months of the corresponding annual period falls within FY2001, the Prorated Annual License Fee would be 50% of the Annual License Fee).

  1.9
  "Prorated SMOJ Maintenance Fee" means a maintenance fee received by SMOJ in connection with the Localized Software (minus any Running Royalty separately payable to PSI in connection with such maintenance fee pursuant to the License Agreement) multiplied by a percentage equal to the percentage of the corresponding maintenance period which falls after March 31, 2001. For example, if SMOJ receives $10,000 from a customer in Japan to provide maintenance for the Localized Software during the annual period commencing on October 1, 2000, (i) SMOJ would owe PSI a Running Royalty of $4,000 (40% of $10,000) pursuant to the License Agreement, and (ii) since six months (from April 1, 2001 to September 30, 2001) of the twelve-month maintenance period falls after March 31, 2001, the Prorated SMOJ Maintenance Fee would be 50% of the remaining $6,000, i.e. $3,000.

2.
Termination of License Agreement.

2.1
Notwithstanding Section 10.1 of the Original License Agreement, the License Agreement shall terminate on March 31, 2001.

2.2
Prior to March 31, 2001, notwithstanding anything to the contrary in the License Agreement, revenues received by PSI pursuant to any agreements entered into by PSI and Matsushita Electric Industrial Co. ("MEI"), NTT Communications ("NTT") or Label Gate will not be shared with SMOJ. After March 31, 2001, NTT, MEI and Label Gate will not be deemed to be Qualifying Customers.

2.3
Revenues received by SMOJ from customers of Localized Software in Japan pursuant to agreements entered into by SMOJ and such customers prior to March 31, 2001 will be subject to the payment of royalties to PSI as set forth in Section 4.2 of the License Agreement.

2.4
Sections 10.4 and 10.5 of the Original License Agreement shall remain in effect and shall operate after March 31, 2001, in the same manner as such sections would have remained in effect and operated if the Original License Agreement had expired or been terminated as set forth in Sections 10.1, 10.2 or 10.3 of the Original License Agreement; provided, that the provisions of the second and third sentences of Section 10.4 of the Original License Agreement (dealing with the return of copies of Localized Software and Confidential Information) shall not be implemented if, as of March 31, 2001, the parties have entered into and are bound by a new agreement, setting forth the details of a new relationship between the parties, which provides that such copies of Localized Software and Confidential Information should be retained by SMOJ or PSI, as applicable.

3.
Payments.

3.1
PSI shall complete its payment to SMOJ of $400,000 in market development funds during FY2000, as set forth in the MDF Agreement.

3.2
SMOJ shall honor the guarantee set forth in Section 2 of the Amendment, and shall pay PSI at least $800,000 (the Minimum Running Royalty during FY2000, pursuant to Section 2 of the Amendment) prior to the end of FY2000.

3.3
In consideration of SMOJ's losing the exclusive rights set forth in the License Agreement at the end of FY2000, PSI will pay SMOJ $460,000 on or prior to the end of FY2000.

3.4
3.7 Within sixty (60) days after the end of each calendar quarter during FY2001, PSI will pay to SMOJ sixty percent (60%) of all Prorated Annual License Fees received by PSI during such calendar quarter.

3.8
3.9 Within sixty (60) days after the end of FY2000, SMOJ will pay to PSI all Prorated SMOJ Maintenance Fees.

4.
General Provisions.

4.1
Notices sent by one party to the other pursuant to this Agreement shall comply with the requirements set forth in Section 11.1 of the Original License Agreement; provided, that such notices shall be sent to the parties' respective addresses set forth above, and shall be addressed to Mr. Yoshimitsu Nakayama (in the case of notices for SMOJ) or Mr. Vincent Pluvinage (in the case of notices for PSI).

4.2
4.3 This Agreement may not be assigned by either party without the written consent of the other party; provided, that such consent shall not be required in the case of an assignment to an acquiror or merger partner of the assigning party. Subject to the preceding sentence, the rights and liabilities of the parties under this Agreement will bind, and inure to the benefit of, the parties and their successors and assigns. Any attempted assignment or other transfer other than in accordance with this Section 4.2 shall be null and void.

4.4
Sections 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.12, 11.13 and 11.14 of the Original License Agreement are hereby incorporated into this Agreement by reference.

4.6
This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, agreements and communications, whether oral or written, between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of each party.

AGREED AND ACCEPTED, EFFECTIVE AS OF THE EFFECTIVE DATE:

SONY MARKETING (JAPAN), INC.	REVIEW SYSTEMS, INC.
By:	By:
Name:	Name:
Title:	Title:

QuickLinks

AGREEMENT